 Volume
Volume 12, Issue 2

Second Quarter 2004

INVESTMENT PROFILE is published quarterly to keep current and potential Heartland stockholders informed of company activities and to provide an overview of the Company’s current financial performance.

 Community Banking
Dubuque Bank & Trust Galena State Bank
First Community Bank
Riverside
Community Bank
Wisconsin
Community Bank
New Mexico
Bank & Trust
Arizona Bank & Trust
Rocky Mountain Bank

 Consumer Finance
Citizens Finance

 Investment Banking
HTLF Capital Corp.

 Vehicle Leasing and
 Fleet Management
ULTEA

 Contact
John K. Schmidt
(563) 589-1994
jschmidt@htlf.com

Highlights
▪Net income increased by 9% for the quarter ended June 30, 2004.
▪Net interest income improved by 14% over the second quarter of 2003, primarily as a result of the 18% growth in average earnings assets.
▪The acquisition of Rocky Mountain    Bancorporation, the holding company for Rocky Mountain Bank, was completed effective June 1, 2004.  The purchase price of $34.5 million consisted of $10.4 million in cash and the remainder in 1,387,227 shares of Heartland common stock. At May 31, 2004, Rocky Mountain Bank had total assets of $35 million, total loans of $278.1 million and total deposits of $285.7 million.
▪Exclusive of Rocky Mountain Bank, total loans and leases increased $99.2 million or 7%, and total deposits grew by $42.4 million or 3%.
▪Noninterest income increased 14%. In addition to growth in service charges and fees, there was a reversal in the valuation allowance on mortgage servicing rights during the second quarter of 2004 compared to an increase in the valuation allowance during the same quarter of 2003. These improvements were partially offset by a reduction in gains on sale of loans, as refinancing activity on residential mortgage loans was at historically high levels during 2003.
▪Noninterest expense increased 16%, reflecting increased costs related to the opening of Arizona Bank & Trust in August 2003 and its opening of a second branch in May 2004, as well as the acquisition of Rocky Mountain Bank.
▪Our acquisition of the personal trust division of Colonial Trust Company, headquartered in Phoenix, Arizona, is expected to close prior to the end of the third quarter.

Investor Information

Heartland’s common stock is traded on the
NASDAQ National Market System under the symbol "HTLF." Heartland is its own stock transfer agent. Any correspondence may be directed to Lois K. Pearce, Corporate Secretary.

Primary market makers are:
▪Howe Barnes Investments, Inc., 135 S. LaSalle Street, Chicago, IL 60603-4398, Phone 800-800-4693
▪FTN Financial Securities Corporation, 350 Madison Avenue, 19th Floor, New York, NY 10017, Phone 866-268-6529

Heartland’s trust preferred securities are traded on the American Stock Exchange under the symbol "HFT.Pr."

Additional information about Heartland is
available through our website at www.htlf.com.

Stock Value Per Share (1)

PE Ratio - Diluted      (6/30/04):  14.798
52-Week Price Range (6/30/04): $16.75-$21.26
Closing Price             (6/30/04):  $18.35
Book Value                (6/30/04): $9.98
Price/Book Value       (6/30/04): 183.87%
Current Dividend:                       $0.32
Yield:                                             1.74%
Shares Outstanding    (6/30/04): 16,452,884

* Restated to reflect two-for-three stock split effected in the form of a dividend on December 29, 2003.

This newsletter may contain forward-looking statements. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission. Heartland undertakes no obligation to update any statement in this newsletter in light of new information or future events

Financial Highlights (Dollars in thousands, except per share data)

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001

IncomeStatement Data
Net interest income (tax-equivalent)(1)	$35,324	$32,024	$63,373	$59,253	$50,080
Provision for loan losses	2,347	2,226	4,183	3,553	4,258
Noninterest income	19,309	16,886	36,541	30,645	28,620
Noninterest expense	37,228	32,632	67,692	60,659	56,692
Income tax expense	4,223	4,263	8,137	7,523	5,530
Income from continuing operations	9,641	8,731	17,719	16,590	11,129
Income (loss) on discontinued operations	-	-	-	2,277	285
Net income	9,641	8,731	17,719	18,867	11,414

Ratios
Return on average equity	13.22%	13.84%	13.46%	16.44%	11.32%
Return on average assets	0.92	0.98	0.95	1.13	0.72
Net interest margin (tax-equivalent) (1)	3.81	3.99	3.79	4.04	3.67
Allowance as a percent of total loans	1.38	1.40	1.37	1.37	1.33
Earnings per share-diluted (2)	$0.62	$0.58	$1.16	$1.28	$0.79
Earnings per share from continuing operations- diluted (2) (3)	0.62	0.58	1.16	1.12	0.77
Adjusted earnings per share - diluted (2) (4)	0.62	0.58	1.16	1.28	0.85
Adjusted earnings per share from continuing operations- diluted (2) (5)	0.62	0.58	1.16	1.12	0.84
Dividends per share	0.16	0.14	0.27	0.27	0.25
Book value per share	9.98	8.99	9.29	8.40	7.37

Balance Sheet Data
Total assets	$2,476,836	$1,855,235	$2,018,366	$1,785,979	$1,644,064
Total loans and leases, net of unearned	1,731,307	1,255,418	1,348,227	1,175,236	1,105,205
Total deposits	1,829,878	1,403,234	1,492,488	1,337,985	1,205,159
Stockholders' equity	164,208	136,952	140,923	124,041	107,090

(1) Tax equivalent basis is calculated using an effective tax rate of 34%.
(2) Restated to reflect two-for-three stock split effected in the form of a dividend on December 29, 2003.
(3) Excludes discontinued operations of our Eau Claire branch.
(4) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147.
(5) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147 and the discontinued operations of our Eau Claire branch.

Total Assets (In thousands)               Total Loans (In thousands)               Total Deposits (In thousands)

[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]

Earings Per Share from Continuing Operations-Diluted   Net Interest Margin (Tax equivalent)   Allowance as Percent of Total Loans

[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]